UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) of (g) of the Securities Exchange Act of 1934

PACIFIC SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Nevada	41-2190974
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2 Bloor St. East, Suite 3500, Toronto, ON	M4W 1A8
(Address of Principal Executive Offices)	(Zip Code)

844-513-0056

(Issuer’s Telephone Number, Including Area Code)

Send all correspondence to:

Thomas C. Cook, Esq.

Law Offices of Thomas C. Cook, Ltd.
1980 Festival Plaza Dr., Suite 530
Las Vegas, NV 89135
Telephone: (702) 524-9151

Facsimile: (702) 562-9791
Email: tccesq@aol.com

Securities to be registered under Section 12(b) of the Exchange Act: None

Securities to be registered under Section 12(g) of the Exchange Act: Common Stock, Par Value $0.001

Indicate by check mark if the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      [ ]

PACIFIC SOFTWARE, INC.

TABLE OF CONTENTS

PART I	Page

Item 1.
Business	3
Item 1A.
Risk Factors	5

Item 2.	10
Financial Information

Item 3.	11
Properties

Item 4.	11
Security Ownership of Certain Beneficial Owners and Management

Item 5.	12
Directors and Executive Officers

Item 6.	13
Executive Compensation

Item 7.	14
Certain Relationships and Related Transactions, and Director Independence

Item 8.	14
Legal Proceedings

Item 9.	14
Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Item 10.	15
Recent Sales of Unregistered Securities

Item 11.	16
Description of Registrant’s Securities to be Registered

Item 12.	18
Indemnification of Directors and Officers

Item 13.	18
Financial Statements and Supplementary Data

Item 14.	18
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Item 15.	19
Financial Statements and Exhibits

FORWARD LOOKING STATEMENTS

There are statements in this registration statement that are not historical facts. These “forward-looking statements” can be identified by use of terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. For a discussion of these risks, you should read this entire Registration Statement carefully, especially the risks discussed under “Risk Factors.” Although management believes that the assumptions underlying the forward looking statements included in this Registration Statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In the light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Registration Statement will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

Item 1. Business

General

We were formed as Pacific Mining, Inc., a Nevada corporation, on October 12, 2005. On November 28, 2006, we changed our name to Pacific Software, Inc. and were engaged in the business of developing and marketing a large file transfer software package named LargeFilesASAP. In December 2009, our management changed and the new management discontinued our business of developing and marketing LargeFilesASAP.

Our Business

Pacific Software, Inc. (OTC Markets: PFSF) was incorporated on October 12, 2005, in the State of Nevada, United States of America, with an established end of fiscal year of September 30.  Corporate Headquarters is located at 2 Bloor St, Suite 3500, Toronto, ONT M4W 1A8, Canada. The Directors of the Company are Harrysen Mittler and Peter Pizzino.

The Company is an emerging development technology corporation positioned for investments, mergers and acquisitions of software technologies and platforms. The Company is also designing and developing an enterprise level e-commerce trading platform focused on cross-border transactions globally. Various customizable solutions which may be offered to business clients include; international corporate registry, blockchain solutions, fintech, digital marketing, smart contracts, search/match interfaces, and artificial intelligence. All of these enterprise solutions will utilize IBM’s Hyperledger Blockchain “Backend as a Service” (BaaS) infrastructure.

Our e-commerce platforms are being created to host and manage buyers and sellers in the commodities industry. The platform will provide a variety of services including; tracking solutions, smart contracts, digital marketing, fintech, a commodities search/match interface and other options for business users. The Company intends to be uniquely positioned to deliver B2B e-commerce trading solutions via an online portal for several key industries including but not limited to: Agriculture; Fertilizers; Chemicals; Cosmetics; Electronics and various types of Equipment.

As a B2B software-based solution, reassurance regarding the provenance, safety, and quality of products delivered may save exporters significant time and resources in the event a product becomes subject to recall. As a result, an error-free, tamper-proof record covering the entire supply chain may be provided which could pinpoint the precise origin of any defects/contamination, thereby enabling a narrow, focused and efficient recall of the affected products.

TARGET MARKET

The Company intends to be uniquely positioned to deliver B2B e-commerce trading solutions to sellers and buyers via an online portal in several key industries including Agriculture; Fertilizers; Chemicals; Cosmetics; Electronics and various types of Equipment.

MARKETS

Initially, the Company will focus its efforts in the emerging markets of Brazil and China. After extensive research, we believe these two countries are well suited to embrace our e-commerce services. Brazil has a wealth of products to be sold on our platform and China is one of its biggest trading partners. Sellers and buyers in both countries are looking for a safe way to transact business with one another to buy and sell commodity products.

MARKETING

We plan to launch marketing campaigns after the completion of this Offering. These marketing campaigns include the identification of target markets through market analysis and market segmentation, as well as understanding potential client needs and focused advertising to meet these needs in a profitable manner.

Banners on popular websites and advertisements in social networks will be the second step of our campaigns which will initially be focused in Brazil and China. Besides the aforesaid, we will attend industry events and engage public relations and advertising agencies; all of which will raise customer awareness and attract new business partners to our branded platforms.

All of these initiatives will be designed to attract many clients and develop a strong reputation of high-quality, diligent and valuable services. This strategy will gain trust thus making our clients more readily inclined to recommend us to others.

COMPETITION

Competition in the international import/export commodities solutions business is relatively high. Many large companies offering various ranges of similar services in the geographic regions we have targeted initially are prevalent.  One such company is Alibaba Group (NYSE: BABA). They are a Chinese multinational conglomerate specializing in e-commerce, retail, Internet, AI, and technology. The company provides consumer-to-consumer, business-to-consumer and business-to-business sales services via web portals, as well as electronic payment services, shopping search engines, and cloud computing services.

INSURANCE

We do not currently maintain any insurance. However, the Company does intend to have insurance once its solutions are commercially available in the marketplace.

GOVERNMENT REGULATION

We will be required to comply with all regulations, rules, and directives of governmental authorities and agencies applicable to our business in any jurisdiction which we would conduct activities.  We do not believe that regulation will initially have a material impact on the way we conduct our business.

Item 1A. Risk Factors

Risks Related to Our Business

An investment in our securities is extremely risky. You should carefully consider the following risks, in addition to the other information presented in this Form 10, before deciding to buy our securities. If any of the following risks actually materialize, our business and prospects could be seriously harmed and, as a result, the price and value of our securities could decline and you could lose all or part of your investment. The risks and uncertainties described below are intended to be the material risks that are specific to us and to our industry.

We Are A Development Stage Company.

We have a very limited operating history available to evaluate our business and prospects. Potential investors should consider our prospects in light of the following risks, expenses, and uncertainties that may be encountered by development stage companies:

●	An evolving and unproven business model,
●	Management of a start-up business in a rapidly changing market, and
●	Attracting customers and maintaining customer satisfaction.

In addition to other factors, in order to address these risks we must successfully:

●	Implement our evolving and unproven business model,
●	Establish internal accounting systems and controls,
●	Develop and implement an efficient transaction processing system, and
●	Successfully develop and market our products.

Because We Are A New Business And We Have Not Proven Our Ability To Generate Profit, An Investment In Our Company Is Risky.

We have a limited operating history and must be considered in the development stage. We have no history of earnings or profits and there is no assurance that we will operate profitably in the future. There is no meaningful historical financial data upon which to base planned operating expenses. As a result of this limited operating history, it is difficult to accurately forecast our potential revenue. We have accumulated a total loss of $5,094,806 from October 12, 2005 through September 30, 2018. We have changed our business strategy and are now focusing our efforts on seeking a business opportunity. If we are not able to complete the successful development of our business plan, generate significant revenues, and attain sustainable profitable operations, then our business will fail.

Limited Operating History.

The Company has a limited operating history on which to base an evaluation of its business and prospects. The Company is subject to all the risks inherent in a small company seeking to develop market and distribute new services. The likelihood of the Company’s success must be considered, in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the development, introduction, marketing and distribution of new products and services in a competitive environment.

Such risks for the Company include but are not limited to, dependence on the success and acceptance of the Company’s services, the ability to attract and retain a suitable client base, and the management of growth. To address these risks, the Company must, among other things, generate increased demand, attract a sufficient clientele base, respond to competitive developments, create successful brand names, successfully introduce new services, attract, retain and motivate qualified personnel and upgrade and enhance the Company’s technologies to accommodate expanded service offerings. In view of the rapidly evolving nature of the Company’s business and its limited operating history, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon as an indication of future performance.

Our Auditors Have Expressed Substantial Doubt As To Whether Our Company Can Continue As A Going Concern.

We have generated no revenues since our inception and have incurred substantial losses. We have had losses of approximately $5,094,806 from our inception in October 2005 through September 30, 2018. These factors among others indicate that we may be unable to continue as a going concern, particularly in the event that we cannot generate sufficient cash flow or raise sufficient capital to conduct our operations. Our financial statements do not include any adjustments to the value of our assets or the classification of our liabilities that might result if we would be unable to continue as a going concern.

The Costs To Meet Our Reporting Requirements As A Public Company Subject To The Securities Exchange Act of 1934 Are Substantial And May Result In Us Having Insufficient Funds To Operate Our Potential Business.

We will incur ongoing expenses associated with professional fees for accounting and legal expenses associated with remaining a public company. Those obligations will reduce and possibly eliminate our ability and resources to fund our operations and may prevent us from meeting our normal business obligations.

There Is Considerable Risk Embedded In Business Acquisition, Which May Materially Adversely Affect Our Business, Financial Condition Or Results Of Operations.

We will attempt to locate and negotiate with a business entity for the merger of, or the contribution of the assets of, another company into us. Any business acquisition could present a number of risks, including incorrect assumptions regarding the future results of acquired operations or assets and insufficient knowledge of the operation and market of an acquired business. Furthermore, any business acquisition or participation we pursue will likely be based on the decision of management without the consent, vote, or approval of our stockholders.

No assurances can be given that we will be successful in locating or negotiating with any target company. If we are unsuccessful in completing any such acquisition of another business, operations, or assets or if such business opportunity does not arise, our future growth, business, financial condition or results of operations could be materially adversely affected. In the event that a target company is located, we cannot guarantee that an acquisition of such target company will assist us in realizing out business objectives.

Need For Additional Capital.

The Company currently has no revenue-producing operations and may require additional proceeds to fully execute its business plan. No assurances can be given if additional capital is needed as to how much additional capital will be required or that additional financing can be obtained, or if obtainable, that the terms will be satisfactory to the Company, or that such financing would not result in a substantial dilution of Shareholders interest.

Competition.

The enterprise-level technology based blockchain business is highly competitive and the Company competes with many different types of companies that offer some form of transactional blockchain capabilities. Certain of these competitors may have greater industry experience or financial and other resources than the Company. Management believes that the primary elements of competition in this industry are specific features, cost-benefit, privacy, effectiveness and meeting compliance standards and that its platform competes successfully on the basis of such factors.

Dependence Upon Management And Key Personnel.

The Company is and will be, heavily dependent on the skill, acumen, and services of the management of the Company. The loss of the services of key individuals, and certain others, for any substantial length of time, would materially and adversely affect the Company’s results of operations and financial position.

Possible Inability To Find Suitable Employees.

The Company’s success depends significantly on its ability to attract and retain highly qualified personnel, including retaining the services of full-time employees, part-time employees, and managers to assist the Company in the conduct and management of the Company’s business. Competition for such personnel is intense. There can be no assurance that the Company will be able to find these suitable employees or personnel, or if found, that these employees or personnel can be hired on terms favorable to the Company.

Growth Strategy Implementation; Ability To Manage Growth.

The Company anticipates that significant expansion will be required to address potential growth in its customer base and market opportunities. The Company’s expansion is expected to place a significant strain on the Company’s management, operational activities and financial resources. To manage any material growth of its operations and personnel, the Company may be required to improve existing operational and financial systems, procedures and controls to expand, train and manage its employee base. There can be no assurance that the Company’s planned personnel, systems, procedures, and controls will be adequate to support the Company’s future operations, that management will be able to hire, train, retain, motivate and manage required personnel or that the Company’s management will be able to successfully identify, manage and exploit existing and potential market opportunities. If the Company is unable to manage growth effectively, its business, prospects, financial condition and results of operations may be materially and adversely affected.

Future Acquisitions Of Companies Or Technologies May Disrupt Our Business Or Distract Our Management.

As part of our business strategy, we intend to acquire or make investments in other technology-based companies. We may not be able to acquire or manage additional businesses profitably or to successfully integrate any acquired businesses with our business. Businesses that we acquire may have liabilities that we underestimate or do not discover during our pre-acquisition investigations. Certain liabilities, even if we do not expressly assume them, may be imposed on us as the successor to the business. Further, each acquisition may involve other special risks that could cause the other acquired business to fail to meet our expectations.

For example:

●	the acquired business or products may not achieve expected results;
●	we may not be able to retain key personnel of the acquired businesses;
●	we may incur substantial, unanticipated costs, delays or other operational or financial problems when we try to integrate businesses we acquire with our own;
●	our management’s attention may be diverted;
●	our management may not be able to manage the combined entity effectively or to make acquisitions and grow our business internally at the same time.

Other Non-Public Sales Of Securities Likely.

As part of the Company’s plan to raise additional capital and because of the capital-intensive nature it takes to develop customizable software and establish a brand name, the Company will likely make offers and sales of its Common Stock and/or Preferred Stock to qualified investors in transactions which are exempt from registration under the 1933 Act, as amended, in the future. Other offers and sales of Common Stock and/or Preferred Stock may be at prices per Share that are higher or lower than the price per Share in this Offering. The Company reserves the right to set prices at its discretion, which prices need not relate to any ascertainable criterion of value. There can be no assurance the Company will not make other offers at lower prices per Share, when, at the Company’s discretion, such price is deemed by the Company to be reasonable under the circumstances.

Limited Market For Securities.

The Company’s securities are currently quoted on the OTC Markets Quotation System under the symbol PFSF. However, there is limited trading and there can be no assurance that a meaningful trading market will develop in the near future.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure related to the market for penny Stocks and for trades in any Stock defined as a Penny Stock. The Commission has recently adopted regulations under such Act, which defines Penny Stock to be any non-NASDAQ equity security that has a market price of less than $5.00 per Share (as defined). Unless exempt, for any transaction in a Penny Stock, the new rules require the delivery, prior to any transaction in a Penny Stock, of a disclosure schedule prepared by the Commission explaining important concepts involving the Penny Stock market, the nature of such market, terms used in such market, the broker/dealer's duties to the customer, a toll-free telephone number for inquiries about the broker/dealer's disciplinary history and the customer's rights and remedies in case of fraud or abuse in the sale. Disclosure also has to be made about commissions payable to both the broker/dealer and the registered representative and current quotations of securities. Finally, monthly statements must be sent disclosing recent price information for the Penny Stock held in the account and information on the limited market in Penny Stocks. Non-NASDAQ Stocks would not be covered by the definition of Penny Stock for (i) issuers who have $3,000,000 intangible assets ($5,000,000 if the issuer has not been in continuous operation for three years); (ii) transactions in which the customer is an institutional accredited investor; and (iii) transactions that are not recommended by the broker/dealer.

We May, In The Future, Issue Additional Common Stock / Preferred Stock, Which Would Reduce Investors' Percent Of Ownership And May Dilute Our Share Value.

Our Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. The future issuance of Common Stock and/or Preferred Stock may result in substantial dilution in the percentage of our Common Stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of Company Stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors and might have an adverse effect on the trading market for our common stock.

We Have To Keep Up With Rapid Technological Change To Continue Offering Our Business Clients Competitive Services Or We May Lose Clients And Be Unable To Compete.

Our future success will depend on our ability to continue delivering our business clients competitive results-based Enterprise Software Solutions. In order to do so, we will need to adapt to rapidly changing technologies, to adapt our services to evolving industry standards and to improve the performance of our services. Our failure to adapt to such changes would likely lead to a loss of clients or a substantial reduction in the fees we would be able to charge versus competitors who have more rapidly adopted improved technology. Any loss of clients or reduction of fees would adversely impact our revenue. In addition, the widespread adoption of new Internet technologies or other technological changes could require substantial expenditures by us to modify or adapt our services or infrastructure. If we are unable to pass all or part of these costs on to our clients, our margins and, therefore, profitability will be reduced.

We May Not Be Able To Compete With Other Software Developers, Almost All Of Whom Have Greater Resources And Experience Than We Do.

Most of our competitors have significantly greater financial, marketing and other resources, broader product lines outside of intimate apparel and larger customer bases than we have and are less financially leveraged than we are. As a result, these competitors may be able to: adapt to changes in customer requirements more quickly; introduce new and more innovative internet technological products more quickly; better adapt to downturns in the economy or other decreases in sales; better withstand pressure to accept customer concerns; take advantage of acquisition and other opportunities more readily; devote greater resources to the marketing and sale of their services; and adopt more aggressive pricing policies.

If Our Business Plan Is Not Successful, We May Not Be Able To Continue Operations As A Going Concern And Our Stockholders May Lose Their Entire Investment In Us.

Our ability to continue as a going concern is dependent upon our generating cash flow sufficient to fund operations and reducing operating expenses. Our business plans may not be successful in addressing these issues. If we cannot continue as a going concern, our stockholders may lose their entire investment with us.

Risks Associated With Our Common Stock.

There currently is a thin trading market for our common stock and such a market may not develop further or be sustained.   The OTC Markets Pink Sheets is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock does not continue to be quoted on the OTC Markets Pink Sheets, or the public market for our common stock does not develop further, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment.  Even if we establish a stronger trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operating results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock.

Dividend Policy.

To date, the Company has not declared or paid any cash dividends on its Stock and does not anticipate paying cash dividends in the foreseeable future.  It is our current intention to apply net earnings, if any, to increasing our working capital.

Because There Is A Thin Trading Market For Our Stock, An Investment In Our Shares May Be Illiquid.

There is a thin trading market for our stock and there can be no assurance that a stronger market will develop. The market for our stock is likely to be limited, sporadic and highly volatile. Future sale of the restricted stock after these restrictions lapse or are satisfied could have a depressive effect on the price of the stock in any public market that develops and the liquidity of your investment. Public trading of the common stock is covered by Rule 15c2-6 of the Securities Exchange Act of 1934, which imposes certain sales practice requirements on broker-dealers who sell certain designated securities to persons other than established customers and certain categories of investors. For transactions covered by the rule, the broker-dealer must make a suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to sale. Under certain circumstances, the purchaser may enjoy the right to rescind the transaction within a certain period of time. Consequently, so long as the common stock is a designated security under the rule, the ability of broker-dealers to affect certain trades may be affected adversely, thereby impeding the development of a meaningful market in the stock.

We May Issue More Stock Without Stockholder Input Or Consent Which Could Dilute The Book Value Of Your Investment.

The Board of Directors has authority, without action by or vote of the stockholders, to issue all or part of the authorized but unissued shares. In addition, the board of directors has authority, without action by or vote of the stockholders, to fix and determine the rights, preferences, and privileges of the preferred stock, which may be given voting rights superior to that of the common stock in this offering. Any issuance of additional shares of common stock or preferred stock will dilute the ownership percentage of stockholders and may further dilute the book value of our shares. It is likely we will seek additional capital in the future to fund operations. Any future capital will most likely reduce investors in their percentage of ownership.

Item 2. Financial Statements

Results of Operations for the fiscal years ended September 30, 2018

 Since our inception on October 12, 2005 through September 30, 2018, we experienced a net loss of $(5,094,806). For the year ended September 30, 2018, we had a net loss of $(3,732,363) as compared to a loss of $(112,279) for the same period last year. Our loss for the year ended September 30, 2018 was primarily attributable to officer and director compensation of $1,327,750 and General and Administrative costs of $1,343,562.

Revenues

We generated no revenues since our inception on October 12, 2005 through September 30, 2018. We do not anticipate earning any significant revenues until such time as we can fully execute our business plan. We are presently in the development stage of our business and we can provide no assurance that we will be successful in finding a market for our products.

Liquidity and Capital Resources

Our balance sheet as of September 30, 2018 reflects current assets of $1,039,847 and current liabilities of $45,066.

Notwithstanding, we anticipate generating losses and therefore we may be unable to continue operations in the future. We anticipate we will require additional capital where we would have to issue debt or equity or enter into a strategic arrangement with a third party. There can be no assurance that additional capital will be available to us. We currently have no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources.

We believe we have sufficient cash on hand to keep our Company fully reporting for the next twelve (12) months. If we do not have sufficient cash, our directors are committed to contribute sufficient cash to keep the business operational for the next twelve months.

Future Financings

We anticipate continuing to rely on equity sales of our common shares in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing shareholders. There is no assurance that we will achieve any additional sales of our equity securities or arrange for debt or other financing to fund our research and development activities.

Going Concern

The financial conditions evidenced by the accompanying financial statements raise substantial doubt as to our ability to continue as a going concern. Our plans include obtaining additional capital through debt or equity financing. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Expected purchase or sale of property and significant equipment

We do not anticipate the purchase or sale of any property or significant equipment; as such items are not required by us at this time.

Significant changes in the number of employees

As of September 30, 2018, we did not have any employees. We are dependent upon our officers and directors for our future business development. As our operations expand we anticipate the need to hire additional employees, consultants and professionals; however, the exact number is not quantifiable at this time.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results or operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies and Estimates

Revenue Recognition: The Company will recognize revenue on an accrual basis as it invoices for services. Revenue is generally realized or realizable and earned when all of the following criteria are met: 1) persuasive evidence of an arrangement exists between the Company and our customer(s); 2) services have been rendered; 3) our price to our customer is fixed or determinable; and 4) collectability is reasonably assured.

Recent Pronouncements

The Company’s management has evaluated all the recently issued accounting pronouncements through the filing date of these financial statements and does not believe that any of these pronouncements will have a material impact on the Company’s financial position and results of operations.

Item 3. Properties

Our offices are currently located at 2 Bloor St. East, Suite 3500, Toronto, Ontario M4W 1A8, Canada. Our telephone number is 844-513-0056. Management believes that its current facilities are adequate for its needs through the next twelve months, and that, should it be needed, suitable additional space will be available to accommodate expansion of the Company's operations on commercially reasonable terms, although there can be no assurance in this regard.

Item 4. Security Ownership of Certain Beneficial Owners and Management

The following table presents information, to the best of our knowledge, about the ownership of our common stock on June 18, 2019 relating to those persons known to beneficially own more than 5% of our capital stock and by our named executive officers and directors.

Beneficial ownership is determined in accordance with the rules of the U. S. Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has a right to acquire within 60-days after June 18, 2019 pursuant to options, warrants, conversion privileges or other right.

The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the U. S. Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of Pacific Software Inc.’s common stock.

Name of Officer/Director and Control Person	Affiliation with Company (e.g. Officer/Director/Owner of more than 5%)	Residential Address (City / State Only)	Number of shares owned	Share type/class	Ownership Percentage of Class Outstanding
Harrysen Mittler	Chief Executive Officer, Chief Accounting Officer, Chairman	2400 Dundas St. W., Mississauga, ON L5K 2R8	8,395,000	Common Stock	53%
Peter Pizzino	President and Director	20 Broad St., #1308, New York, NY 10005	4,163,500	Common Stock	26%
Helly Sapinski-Stinson	Owner of more than 5%	1285 Lakeshore Rd. W., Mississauga, ON L5H 4HC	915,000	Common Stock	5.7%
Harrysen Mittler	Chief Executive Officer, Chief Accounting Officer, Chairman	2400 Dundas St. W., Mississauga, ON L5K 2R8	672,000	Preferred Stock	67%
Peter Pizzino	President and Director	20 Broad St., #1308, New York, NY 10005	328,000	Preferred Stock	33%

We are not aware of any arrangements that may result in “changes in control” as that term is defined by the provisions of Item 403(c) of Regulation S-B.

We believe that all persons named have full voting and investment power with respect to the shares indicated, unless otherwise noted in the table. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a “beneficial owner” of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

Item 5. Directors and Executive Officers

Our executive officers, directors, and key employees are:

Name	Position

Harrysen Mittler	Chief Executive Officer, Chief Accounting Officer, and Chairman

Peter Pizzino	President and Director

Our shareholders elect our directors annually and our board of directors appoints our officers annually. As of the date of this filing, we have not held an annual meeting. All current directors have been held over until such time the annual meeting is held. Vacancies in our board are filled by the board itself. Set forth below are brief descriptions of the recent employment and business experience of our executive officers and directors.

Harrysen Mittler, Chief Executive Officer, Chief Accounting Officer, and Chairman

Mr. Harrysen Mittler, age 65, has over thirty years of experience in corporate finance, mergers and acquisitions, business administration and commerce. He served as accountant in the audit division for Deloitte, Haskins and Sells the predecessor to Deloitte & Touche LLP. He also served as Chairman and President of Grand Prix Sports, Inc., a publicly traded motor sports company that owned a 40% equity stake in Nordic Racing Ltd., a FIA F3000 racing team the support venue for the Formula 1 International auto racing series. Mr. Mittler also served as Director and Chief Financial Officer of Nortia Capital Partners Inc. a publicly traded merchant banking company and as Chief Financial Officer and Director of Autoworks International Ltd. a company quoted on the Frankfurt Stock Exchange.

Peter Pizzino, President and Director

Mr. Pizzino brings over 25 years of financial experience in the securities and investment industry to the company. He served in several boutique NYSE securities firms on Wall Street which generated several hundred million U.S. dollars in client offerings in which he participated. Pizzino managed capital market teams and has been doing business in China since 2009. He studied finance as well as series 7 and 63 securities licenses.

Item 6. Executive Compensation

The following table sets forth information the remuneration of our Principal Executive officer for the year ended September 30, 2018:

Summary Compensation Table

Name and Principal Position	Year					Non-			Total ($)
						Equity Incentive	Nonqualified
					Option	Plan	Deferred	All
		Salary	Bonus	Stock	Awards	Compensation	Compensation	Other Compensation
		($)	($)	Awards	($)	($)	Earnings ($)	($)
HarrysenMittler,
CEO	2018	$153,000	$45,000	225,000	-0-	-0-	-0-	$68,350	$266,350

Peter Pizzino,
President and Director	2018	$91,000	$45,000	147,000	-0-	-0-	-0-	$10,000	$146,000

We do not maintain key-man life insurance for our executive officers/directors. We do not have any long-term compensation plans, stock option plans or employment agreements with our executive officers/directors.

Stock Option Grants

We did not grant any stock options to executive officers or directors from inception through fiscal year ended September 30, 2018.

Outstanding Equity Awards at 2018 Fiscal Year-End

We did not issue any outstanding equity awards in the fiscal years ended September 30, 2018 or September 30, 2017.

Option Exercises for Fiscal Year ending June 30, 2018

There were no options exercised by our named executive officers in fiscal 2018 or 2017.

Potential Payments Upon Termination or Change in Control

We have not entered into any compensatory plans or arrangements with respect to our named executive officers, which would in any way result in payments to such officer(s) because of their resignation, retirement, or other termination of employment with us or our subsidiaries, or any change in control of, or a change in their responsibilities following a change in control.

Director Compensation

Our directors were not paid any director fees during the fiscal years ended September 30, 2018 or September 30, 2017.

Item 7. Certain Relationships and Related Transactions, and Director Independence

The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

Item 8. Legal Proceedings

From time-to-time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. As of June 18, 2019, the management of Pacific Software, Inc. is not aware of the Issuer being a named party to any legal proceedings.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

(a) Market Information

Pacific Software Inc.’s Common Stock, $0.001 par value, is quoted on the OTC Markets Pink Sheets under the symbol: PFSF. The range of high and low closing trading price information for each quarter in the past two years is set forth below. These quotations reflect inter-dealer prices without retail mark-up, mark-down or commission.

Year ended September 30, 2018	High	Low
First Quarter	$5.00	$5.00
Second Quarter	$5.00	$5.00
Third Quarter	$5.00	$4.00
Fourth Quarter	$5.25	$4.00

Year ended September 30, 2017	High	Low
First Quarter	$4.00	$4.00
Second Quarter	$4.00	$4.00
Third Quarter	$5.00	$4.00
Fourth Quarter	$5.00	$5.00

(b) Holders of Common Stock

As of June 18, 2019, the Company has a total of 15,922,299 common shares issued and outstanding held by approximately 157 shareholders.

(c) Dividends

In the future we intend to follow a policy of retaining earnings, if any, to finance the growth of the business and do not anticipate paying any cash dividends in the foreseeable future. The declaration and payment of future dividends on the Common Stock will be at the sole discretion of board of directors and will depend on our profitability and financial condition, capital requirements, statutory and contractual restrictions, future prospects and other factors deemed relevant.

(d) Securities Authorized for Issuance under Equity Compensation Plans

There are no outstanding grants or rights or any equity compensation plan in place.

(e) Issuer Purchases of Equity Securities

We did not repurchase any of our equity securities during the years ended September 30, 2018 or September 30, 2017.

Item 10. Recent Sales of Unregistered Securities

During the fiscal year ended September 30, 2017, the Company issued 1,200,000 shares of common stock to related parties for services, valued at $1,200 or $0.001 per share, 900,000 of these shares were subsequently cancelled in November 2017. The remaining 300,000 shares were cancelled in November 2018. On September 30, 2016, the Company accrued 90,000 shares of common stock to be issued to a related party as compensation for services, valued at $90 or $0.001 per share. On September 30, 2017, the Company also accrued 360,000 shares of common stock to be issued to a related party as compensation for services, valued at $360 or $0.001 per share. These shares were issued in January 2018.

The Company issued 4,000,000 founders shares of common stock for $40,000 or $0.01 per share for advisory services in October 2018. After, during the period ended September 30, 2018, the Company sold 1,249,500 shares of common stock to unrelated parties for $2,499,000 or $2.00 per share, issued 623,750 shares of common stock for services valued at $1,247,500 or $2.00 per share, issued 11,410,000 shares of common stock as compensation, valued at $1,026,200, issued 100,000 shares for advisory services, valued at $200,000 or $2.00 per share as well as issuing 450 accrued common stock shares from prior periods.

In October 2017, the Company retained the services of Harrysen Mittler as a consultant. Contractually he is to receive $17,000 per month cash compensation and 25,000 shares of common stock monthly. As of September 30, 2018, the Company has paid $248,000 in cash and issued 325,000 shares of stock valued at $500,750 for his consulting services.

In March 2018, the Company retained the services of Peter Pizzino as a consultant. Contractually he is to receive $13,000 per month cash compensation and 21,000 shares of common stock monthly. As of September 30, 2018, the Company has paid $159,000 in cash and issued 189,000 shares of stock valued at $420,000 for his consulting services.

For the years ended September 30, 2018 and 2017, the company compensated its management $412,350 and $87,600 in cash and shares of common stock, respectively.

The Company has retained the services of Dr. Wang-Chang Wong as an advisor. Contractually he is to receive 100,000 shares of common stock per year for 5 years, the shares vesting over 12 months. As of September 30, 2018 and 2017, the Company has issued 100,000 shares of common stock, valued at $200,000 or $2.00 per share, expensed $94,384 as advisory fees and capitalized the remaining balance of $105,616.

As of March 31, 2019, the Company has sold 197,500 shares of common stock at $2 per share or $395,000, issued 97,500 shares of common stock at $2 per share or $195,000 for consulting services, issued 291,000 shares of common stock at $2 per share or $582,000 as compensation to its , President, CEO and Chairman of the Board. 300,000 shares of common stock from consulting services in 2016 were returned and cancelled in October 2018 by mutual agreement with the contractor. In January 2019, 15,000 shares of common stock were repurchased by the Company and cancelled. In March 2019, 2,778,750 shares of common stock previously issued as compensation, commission, and consulting fees, were returned to the Company and cancelled, formally dissolving the relationship between the Company and the consultant.

On October 16, 2018, the Company authorized 3,000,000 shares of Series A Convertible Preferred stock, par value $0.001 convertible at 10 shares of common stock for each share of preferred stock. The Company issued 1,000,000 shares of Series A Preferred stock to its management consultants, initially estimated to be valued at $20,000,000 or $20 per share.

Item 11. Description of Registrant’s Securities to be Registered

Authorized Capital Stock

The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.0001 per share, (the "Common Stock"), of which there are 15,922,299 issued and outstanding, and 10,000,000 shares of Preferred Stock, (the “Preferred Stock”) par value $.0001 per share, 3,000,000 of which have been designated as Series A Convertible Preferred Stock, and 1,000,000 of which are issued and outstanding. The following summarized the important provisions of the Company’s capital stock.

Common Stock

The Company, a Nevada Corporation, is authorized to issue 100,000,000 Shares of Common Stock, $0.001 par value.  The Company currently has 15,651,299 Shares of Common Stock issued and outstanding. The holders of the Common Stock:  (i) have equal rights to dividends from funds legally available therefore, ratably when as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution, or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; (iv) are entitled to one non-cumulative vote per Share of Common Stock, on all matters which Stockholders may vote on at all meetings of Shareholders; (v) all of the Shares of Common Stock, now outstanding are fully paid and non-assessable; and (vi) the holders of Common Stock have no conversion, preemptive or other subscription rights.  There is no cumulative voting for the election of Directors.

Series A Preferred Stock

The Company, a Nevada Corporation, is authorized to issue 10,000,000 Shares of Preferred Stock, of which 3,000,000 shares are designated as Series A Convertible Preferred Stock (1 Preferred Share = 10 Common Shares), $0.001 par value.  The Company currently has 1,000,000 shares of its Series A Convertible Preferred Stock issued and outstanding.

Beneficial Ownership Limitation.  The Company shall not affect any conversion of the Preferred Stock, and a Holder shall not have the right to convert any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Preferred Stock beneficially owned by such Holder or any of its Affiliates and (ii) conversion of the unexercised portion of any other securities of the Company subject to a limitation on conversion analogous to the limitation contained herein (including, without limitation, the Preferred Stock or the Warrants) beneficially owned by such Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  To the extent that the limitation contained in this Section 6(d) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates) and how many shares of the Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation.  To ensure compliance with this restriction, each Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Company or (iii) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Preferred Stock, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock held by the applicable Holder.  A Holder, upon not less than 61 days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(d) applicable to its Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Preferred Stock held by the Holder and the provisions of this Section 6(d) shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company and shall only apply to such Holder and no other Holder.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation.  The limitations contained in this paragraph shall apply to a successor holder of Preferred Stock.

Trading of Securities in Secondary Market

The Company presently has 15,651,299 shares of common stock issued and outstanding, all of which are “restricted securities,” as that term is defined under Rule 144 promulgated under the Securities Act, in that such shares were issued in private trade.

The Company is currently quoted on OTC Markets Pink Sheets under the symbol “PFSF.” Management believes it would be beneficial to the Company’s shareholders to be quoted on the OTCQB. In order to qualify for listing on the OTC Markets OTCQB, a company must have at least (i) have audited annual financials by a PCAOB auditor; (ii) meet minimum bid price test of $0.01; (iii) not be in bankruptcy; (iv) have at least 50 Beneficial Shareholders, each owning at least 100 shares; (v) have a freely traded Public Float of at least 10% of the total issued and outstanding of that security; (vi) have a transfer agent that participates in the Transfer Agent Verified Share Program.

Regulation D

We do not intend to conduct a registered offering of our securities at this time. We have taken no action in furtherance of any offering of any securities at this time.

Transfer Agent

The transfer agent of record for Pacific Software, Inc. is Action Stock Transfer Corporation, 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, UT 84121.

(b) Debt Securities.  None.

(c) Other Securities to be Registered. None .

Item 12. Indemnification of Directors and Officers

Under our bylaws, the Company will indemnify any person who was or is a party or is threatened to be made a party to any proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director, trustee, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonable believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Regarding indemnification for liabilities arising under the Securities Act, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Item 13. Financial Statements and Supplementary Data

Financial statements are provided under Item 15, below.

Item 14. Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

Not applicable.

Item 15.   Exhibits, Financial Statement Schedules

The financial statements required by Item 8 are presented in the following order:

TABLE OF CONTENTS

September 30, 2018 Audited Financial Statements

Auditor’s Report	F-1a
Balance Sheets	F-2a
Statements of Operations	F-3a
Statement of Stockholders’ Equity (Deficiency)	F-4a
Statement of Cash Flows	F-5a
Notes to Financial Statements	F-6a

March 31, 2019 Unaudited Financial Statements

Balance Sheets	F-1b
Statements of Operations	F-2b
Statement of Stockholders’ Equity (Deficiency)	F-3b
Statement of Cash Flows	F-4b
Notes to Financial Statements	F-5b

SOLES, HEYN & COMPANY

Accountants and Consultants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Pacific Software, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Pacific Software, Inc. (the Company) as of September 30, 2018 and 2017, and the related statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended September 30, 2018, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2018 and 2017, and the results of its operations and its cash flows for each of the two years in the period ended September 30, 2018, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financials have been prepared assuming the Company will continue as a going concern. As of September 30, 2018, the Company had accumulated losses of approximately $5.1 million, and has generated no revenue, and may experiences losses in the near term. These factors and the need for additional financing in order for the Company to meet its business plan, raise substantial doubt about its ability to continue as a going concern. Management's plan to continue as a going concern is also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/Soles, Heyn & Company LLP

We have served as the Company’s auditor since 2018.

Soles, Heyn & Company, LLC

West Palm Beach, Florida

May 6, 2019

_____________________________________________________________________________________________

120 S. Olive Ave., Suite 501, W. Palm Beach, FL 33401 | Phone: 561-429-6625 | Fax: 1-888-726-9029

Member AICPA www.SolesHeynCPA.com Member FICPA

F-1a

PACIFIC SOFTWARE, INC.

BALANCE SHEETS

For the years ended September 30, 2018 and 2017

	2018	2017
ASSETS	(Audited)	(Audited)
Current assets
Cash in bank	$934,231	$4
Prepaid expenses	105,616	-
Total assets	$1,039,847	$4

LIABILITIES AND SHAREHOLDERS' EQUITY/DEFICIT
Current liabilities
Accounts payable and accrued liabilities	$3,995	$-
Accrued compensation	-	105,000
Accrued interest - related party	32,777	65,234
Notes payable - related party	8,294	105,875
Total Current liabilities	45,066	276,109

Total Liabilities	45,066	276,109

Commitments and contingencies

Shareholders' equity/deficit
Preferred stock, 10,000,000 shares authorized, $.001 par value
Series A Convertible Preferred stock, 3,000,000 shares, par value $0.001,
0 issued and outstanding as of September 30, 2018 and 2017	-	-
Common stock, 100,000,000 shares, par value $0.001,
authorized, 18,430,049 and 1,946,799 issued and outstanding
as of September 30, 2018 and 2017	18,430	1,947
Common stock to be issued	-	450
Additional paid in capital	6,071,157	1,083,940
Accumulated deficit	(5,094,806)	(1,362,442)
Total shareholders' Equity/Deficit	994,781	(276,105)

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY/DEFICIT	$1,039,847	$4

The accompanying notes are an integral part of these financial statements.

F-2a

PACIFIC SOFTWARE, INC.

STATEMENTS OF OPERATIONS

For the years ended September 30, 2018 and 2017

	2018	2017
	(Audited)	(Audited)

Revenue	$-	$-

Operating expenses:
Bank charges	1,942	80
Cost of goods – portal	60,000	-
Advisory board fees	94,383	-
Commissions	469,591	-
Consulting fees	97,028	12,000
Officer and director compensation	1,327,750	87,600
Operating expense	238,909	-
Professional fees	54,261	-
General and Administrative	1,343,562	-
Travel	38,637	-
Total operating expenses	3,726,063	99,680

Loss from operations	(3,726,063)	(99,680)

Interest expense	6,300	12,599

Net Loss	(3,732,363)	(112,279)

Loss per common share	$(0.30)	$(0.07)

Weighted average number of
shares outstanding, basic and diluted	12,432,747	1,680,498

The accompanying notes are an integral part of these financial statements.

F-3a

PACIFIC SOFTWARE, INC.

STATEMENT OF SHAREHOLDERS’ EQUITY/DEFICIT

For the years ended September 30, 2018 and 2017

	Preferred stock			Common stock		Common Stock				Additional
						to be Issued				Paid in	Accumulated
	Shares		Amount	Shares	Amount	Shares		Amount		Capital	(Deficit)	Total
September 30, 2016				746,799	747	90,000		90		1,069,900	(1,250,163)	(179,426)
												-
Shares for Services				1,200,000	1,200					10,800		12,000
Shares for compensation						360,000		360		3,240		3,600
Net loss for the year											(112,279)	(112,279)
September 30, 2017	-		$-	1,946,799	$1,947	450,000		$450		$1,083,940	$(1,362,442)	$(276,105)

Shares cancelled for services				(900,000)	(900)					(8,100)		(9,000)
Issuance of accrued shares						(450,000)		(450)				(450)
Shares issued for services				623,750	624					1,246,876		1,247,500
Shares issued for advisory services				100,000	100					199,900		200,000
Shares issued for compensation				11,410,000	11,410					1,014,790		1,026,200
Shares issued for cash				1,249,500	1,250					2,497,750		2,499,000
Founders shares				4,000,000	4,000					36,000		40,000
Net loss for the year											(3,732,363)	(3,732,363)
September 30, 2018	-	-	-	18,430,049	18,430	-	-	-	-	6,071,156	(5,094,805)	994,781

The accompanying notes are an integral part of these financial statements.

F-4a

PACIFIC SOFTWARE, INC.

STATEMENT OF SHAREHOLDERS’ EQUITY/DEFICIT

For the years ended September 30, 2018 and 2017

	2018	2017
	(Audited)	(Audited)

Cash flows from operating activities:
Net Loss	$(3,732,363)	$(112,279)
Adjustment to reconcile net to net cash
provided by operating activities:
Common Stock issued for services	1,247,500	12,000
Cancellation of Shares for Services	(9,000)	-
Accrued common stock compensation	(450)	-
Common stock for compensation	1,026,200	3,600
Common stock for advisory services	200,000
Founders' shares	40,000	-
Decrease (Increase) in assets:
Prepaid expenses	(105,616)	-
Increase/(Decrease) in liabilities:
Accrued expenses	3,995	(12)
Accrued interest - related parties	(32,458)	12,599
Compensation payable	(105,000)	84,000
Net cash used in operating activities	(1,467,192)	(92)

Cash flows realized from financing activities:
Increase in related party loan	-	96
Repayment of related party loan	(97,581)	-
Sale of common stock	2,499,000	-
Net cash realized from financing activities	2,401,419	96

Increase in cash and cash equivalents	934,227	4

Cash and cash equivalents at the beginning of period	4	-

Cash and cash equivalents at end of period	$934,231	$4

Supplemental information:	2018	2017
Interest paid	$32,457	$-
Taxes paid	-	-

The accompanying notes are an integral part of these financial statements.

F-5a

PACIFIC SOFTWARE INC.

NOTES TO THE FINANCIAL STATEMENTS

September 30, 2018 and 2017

Note 1 Nature and Continuance of Operations

Pacific Software, Inc. (“the Company”) was incorporated in the State of Nevada, United States of America on October 12, 2005 as Pacific Mining, Inc., and changed its name to Pacific Software in 2006. Its fiscal year-end is September 30.  The Company is currently developing an internet portal to facilitate commerce, initially between Brazil and China, with plans for expansion into other markets. To date, no revenues have been generated.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation - The accompanying financial statements are prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”). The preparation of these financial statements requires our management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and related notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of management’s estimates requires the exercise of judgment. We believe the following critical accounting policies affect its more significant judgments and estimates used in the preparation of financial statements.

Election to be treated as an emerging growth company - In 2014, we elected to use the extended transition period now available for complying with new or revised accounting standards under Section 102(b) (1).  This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.  As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Going Concern - The financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred net losses and negative operating cash flow. To the extent the Company may have negative cash flows in the future it will continue to require additional capital to fund operations. The Company obtained additional capital investments under various debt and common stock issuances. Although management continues to pursue its financing plans, there is no assurance that the Company will be successful in obtaining sufficient revenues to generate positive cash flow. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents – For purposes of the Statement of Cash Flows, the Company considers highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable - We estimate credit loss reserves for accounts receivable on an individual receivable basis. A specific impairment allowance reserve is established based on expected future cash flows and the financial condition of the debtor.  We charge off customer balances in part or in full when it is more likely than not that we will not collect that amount of the balance due.  We consider any balance unpaid after the contract payment period to be past due.  There are no Accounts receivables at September 30, 2018 or 2017.

F-6a

Revenue Recognition – The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards and Codification for revenue recognition. The Company recognizes revenue when services are realized or realizable and earned less estimated future doubtful accounts. The Company considers revenue realized or realizable and earned when all of the following criteria are met:

(1)	Pervasive evidence of an arrangement exists;
(2)	The services have been rendered and all required milestones achieved;
(3)	The sales price is fixed or determinable; and
(4)	Collectability is reasonably assured.

Related party transactions. The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions. Pursuant to Section 850-10-20 the related parties include:

a.	Affiliates of the Company;
b.	Entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825-10-15, to be accounted for by the equity method by the investing entity;
c.	Trusts for the benefit of employees, such as pension and profit sharing trusts that are managed by or under the trusteeship of management;
d.	Principal owners of the Company;
e.	Management of the Company;
f.	Other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and
g.	Other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements include disclosures of material related party transactions, other than compensation arrangements, expense allowances and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of financial statements is not required in those statements. The disclosures shall include:

a.	The nature of the relationship involved;
b.	A description of the transactions, including transactions to which no amounts or nominal amounts were ascribed for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements;
c.	The dollar amount of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and
d.	Amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement/

F-7a

Deferred Taxes. The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

Commitments and Contingencies. The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Fair value of financial instruments. The Company measures its financial and non-financial assets and liabilities, as well as makes related disclosures, in accordance with FASB Accounting Standards Codification No. 820, Fair Value Measurement (“ASC 820”), which provides guidance with respect to valuation techniques to be utilized in the determination of fair value of assets and liabilities. Approaches include, (i) the market approach (comparable market prices), (ii) the income approach (present value of future income or cash flow), and (iii) the cost approach (cost to replace the service capacity of an asset or replacement cost). ASC 820 utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one more significant inputs or significant value drivers are unobservable.

Our financial instruments include cash, accounts payable and accrued expenses.

F-8a

Software Development Costs. Software development costs include payroll, employee benefits, stock-based compensation expense, and other headcount-related expenses associated with product development. Software development costs also include third-party development and programming costs, localization costs incurred to translate software for international markets, and the amortization of purchased software code and services content. Such costs related to software development are included in research and development expense until the point that technological feasibility is reached, which for our software products, is generally shortly before the products are released to production. Once technological feasibility is reached, such costs are capitalized and amortized to cost of revenue over the estimated lives of the products

Risk and Uncertainties. The Company is subject to risks common to companies in the service industry, including, but not limited to, litigation, development of new technological innovations and dependence on key personnel.

Off Balance Sheet Arrangements. The Company does not have any off balance sheet arrangements.

Uncertain Tax Positions. The Company did not take any uncertain tax positions and had no adjustments to unrecognized income tax liabilities or benefits pursuant to the provisions of Section 740-10-25 for the years ended September 30, 2018 or 2017.

The Company reviewed all recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC and they did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

Subsequent Events. The Company evaluated for subsequent events through the issuance date of the Company’s financial statements.

Note 3 -  Going Concern

The accompanying financial statements for the year ended September 30, 2018 and 2017 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As of September 30, 2018, the Company has earned no revenue and has an accumulated deficit of ($5,094,806). Management believes that the Company’s capital requirements will depend on many factors including the success of the Company’s development efforts and its efforts to raise capital. Management also believes the Company needs to raise additional capital for working capital purposes. There can be no assurance that the Company will be able to obtain the additional capital resources necessary to implement its business plan or that any assumptions relating to its business plan will prove accurate.

These factors raise substantial doubt about our ability to continue as a going concern. The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4 – Accounts payable and accrued liabilities

As of September 30, 2018 and 2017, the Company has outstanding $3,995 and $-0- in accounts payable and accrued expenses directly relating to operational expenses, legal fees, and compliance fees, respectively.

Note 5 – Stockholders’ Equity (Deficit)

Capital Stock. The Company is currently authorized to issue 100,000,000 shares of common stock, par value of $0.001 per share and 10,000,000 shares of preferred stock, par value of $0.001.

F-9a

During the period ended September 30, 2017, the Company issued 1,200,000 shares of common stock to related parties for services, valued at $1,200 or $0.001 per share, 900,000 of these shares were subsequently cancelled in November 2017. The remaining 300,000 shares were cancelled in November 2018. On September 30, 2016, the Company accrued 90,000 shares of common stock to be issued to a related party as compensation for services, valued at $90 or $0.001 per share. On September 30, 2017, the Company also accrued 360,000 shares of common stock to be issued to a related party as compensation for services, valued at $360 or $0.001 per share. These shares were issued in January 2018.

The Company issued 4,000,000 founders shares of common stock for $40,000 or $0.01 per share for advisory services in October 2018. After, during the period ended September 30, 2018, the Company sold 1,249,500 shares of common stock to unrelated parties for $2,499,000 or $2.00 per share, issued 623,750 shares of common stock for services valued at $1,247,500 or $2.00 per share, issued 11,410,000 shares of common stock as compensation, valued at $1,026,200, issued 100,000 shares for advisory services, valued at $200,000 or $2,00 per share as well as issuing 450 accrued common stock shares from prior periods.

As of September 30, 2018, the Company has 18,430,049 shares of common stock issued and outstanding.

Preferred Stock. The Company is currently authorized to issue 10,000,000 shares of preferred stock.

As of September 30, 2018 and 2017, the Company issued no shares of preferred stock, par value $0.001.

Note 6 – Related Party Transactions

Notes Payable and Accrued Interest: As of September 30, 2018 and 2017, related parties had loaned the Company $8,294 and $105,875, respectively, for previously incurred operational expenses.  These notes are on demand notes and bear an interest rate of 10%. As of September 30, 2018, the Company has repaid $97,581 of these loans and $26,187 in interest. The Company has not received funds from related parties for the years ended September 30, 2018 and 2017.

Management:

In October 2017, the Company retained the services of Harrysen Mittler as a consultant. Contractually he is to receive $17,000 per month cash compensation and 25,000 shares of common stock monthly. As of September 30, 2018, the Company has paid $248,000 in cash and issued 325,000 shares of stock valued at $500,750 for his consulting services.

In March 2018, the Company retained the services of Peter Pizzino as a consultant. Contractually he is to receive $13,000 per month cash compensation and 21,000 shares of common stock monthly. As of September 30, 2018, the Company has paid $159,000 in cash and issued 189,000 shares of stock valued at $420,000 for his consulting services.

For the years ended September 30, 2018 and 2017, the company compensated its management $412,350 and $87,600 in cash and shares of common stock, respectively.

The Company has retained the services of Dr. Wang-Chang Wong as an advisor. Contractually he is to receive 100,000 shares of common stock per year for 5 years, the shares vesting over 12 months. As of September 30, 2018 and 2017, the Company has issued 100,000 shares of common stock, valued at $200,000 or $2.00 per share, expensed $94,384 as advisory fees and capitalized the remaining balance of $105,616.

F-10a

Note 7-  Net Income(Loss) Per Share

Income (loss) per share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding during the period. Diluted income (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the income of the Company, subject to anti-dilution limitations. Basic and diluted income (loss) per share were the same for the years ended September 30, 2018 and 2017.

For the years ended September 30, 2018 and 2017, the Company posted losses of ($0.30) and ($0.07) per share, respectively, per basic and diluted share.

Note 8-  Income Taxes

Deferred income tax assets and liabilities are computed annually for differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

The effective tax rate on the net loss before income taxes differs from the U.S. statutory rate as follows:

	September 30, 2018	September 30, 2017
U.S statutory rate	21.%	35.%
Less valuation allowance	(21.%)	(35.%)
Effective tax rate	0%	0%

The significant components of deferred tax assets and liabilities are as follows, expiring in 2023 and 2024, on net operating losses of $5,094,806 and $1,362,442 for fiscal years ended September 30, 2018 and 2017, respectively:

	September 30, 2018	September 30, 2017
Net deferred tax assets	1,069,909	476,855
Less valuation allowance	(1,069,909)	(476,855)
Deferred tax asset - net valuation allowance	-	$-

F-11a

 Note 9-  Subsequent Events

As of March 31, 2019, the Company has sold 197,500 shares of common stock at $2 per share or $395,000, issued 97,500 shares of common stock at $2 per share or $195,000 for consulting services, issued 291,000 shares of common stock at $2 per share or $582,000 as compensation to its , President, CEO and Chairman of the Board. 300,000 shares of common stock from consulting services in 2016 were returned and cancelled in October 2018 by mutual agreement with the contractor. In January 2019, 15,000 shares of common stock were repurchased by the Company and cancelled. In March 2019, 2,778,750 shares of common stock previously issued as compensation, commission, and consulting fees, were returned to the Company and cancelled, formally dissolving the relationship between the Company and the consultant.

On October 16, 2018, the Company authorized 3,000,000 shares of Series A Convertible Preferred stock, par value $0.001 convertible at 10 shares of common stock for each share of preferred stock. The Company issued 1,000,000 shares of Series A Preferred stock to its management consultants, initially estimated to be valued at $20,000,000 or $20 per share.

As of March 31, 2019, the Company has outstanding 15,922,299 shares of common stock and 1,000,000 shares of Series A Convertible Preferred stock.

HYPERSOFT VENTURES

The Company created its wholly owned subsidiary Hypersoft Ventures on October 29, 2018 with a fiscal year end of December 31st. It offered 20,000 shares of common stock for sale at $5 per share, of which none were sold. The Company also authorized 3,000,000 shares of Series A Preferred Stock, par value $0.001, convertible to 10 shares of common stock, par value $0.001.

On December 9, 2018, Pacific Software Inc. declared a dividend of equal shares in Hypersoft Ventures to its common and preferred shareholders, which was approved as of December 31, 2018. The shares were issued on April 9, 2019. As of April 27, 2019, there are 18,345,549 restricted shares of Hypersoft Ventures’ common stock issued and outstanding, valued at $0.001 per share and 1,000,000 shares of Hypersoft Ventures’ Series A Preferred stock issued and outstanding, valued at $0.01 per share.

F-12a

PACIFIC SOFTWARE, INC.

PRO FORMA BALANCE SHEETS

For the quarters ended March 31, 2019 and the year ended September 30, 2018

	2019	2018
ASSETS	(Unaudited)	(Audited)
Current assets
Cash in bank	$577,886	$934,231
Prepaid expenses	5,616	105,616
Investment in Hypersoft Ventures	100,000	-
Total assets	$683,502	$1,039,847

LIABILITIES AND SHAREHOLDERS' EQUITY/DEFICIT
Current liabilities
Accounts payable and accrued liabilities	$45,717	$3,995
Dividends payable	25,602	-
Accrued interest - related party	33,192	32,777
Notes payable - related party	8,294	8,294
Total Current liabilities	112,805	45,066

Total Liabilities	112,805	45,066

Commitments and contingencies

Shareholders' equity/deficit
Preferred stock, 10,000,000 shares authorized, $.001 par value
Series A Convertible Preferred stock, 3,000,000 shares authorized,
par value $0.001, 1,000,000 and -0- issued and outstanding	1,000	-
as of March 31, 2019 and September 30, 2018, respectively
Common stock, 100,000,000 shares, par value $0.001,
authorized, 15,922,299 and 18,430,049 issued and outstanding
as of March 31, 2019 and September 30, 2018, respectively	15,922	18,430
Common stock to be issued	10	-
Additional paid in capital	25,786,654	6,071,157
Accumulated deficit	(25,232,890)	(5,094,806)
Total shareholders' Equity/Deficit	570,697	994,781

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY/DEFICIT	$683,502	$1,039,847

The accompanying notes are an integral part of these financial statements.

F-1b

PACIFIC SOFTWARE, INC.

PRO FORMA STATEMENTS OF OPERATIONS

For the quarters ended March 31, 2019 and 2018

	3 months ended	6 months ended	3 months ended	6 months ended
	March 31,	March 31,	March 31,	March 31,
	2019	2019	2018	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	$-	$-	$-	$-

Operating expenses:
Bank charges	116	344	825	873
Advisory board fees	72,500	137,500		-
Commissions	121,000	136,000	180,750	180,750
Commissions – stock	(1,272,500)	(1,247,500)	602,500	602,500
Consulting fees	21,916	35,425	28,000	19,000
Officer and director compensation	190,000	280,000	74,000	74,000
Officer and director stock compensation	326,000	20,602,000	92,000	92,750
Operating expense	21,756	41,796	157,256	159,445
Professional fees	22,800	53,900	25,000	25,000
General and Administrative	10,616	13,621	7,797	5,608
Travel	9,042	58,982	13,984	13,984
Total operating expenses	(476,755)	20,112,068	1,182,112	1,173,910

Loss from operations	476,755	(20,112,068)	(1,182,112)	(1,173,910)

Interest expense	207	415	3,150	6,300

Net Loss	476,548	(20,112,483)	(1,185,262)	(1,180,210)

Gain/(Loss) per common share	$0.03	$(1.13)	$(0.76)	$(0.10)

Weighted average number of
shares outstanding, basic and diluted	18,513,066	17,855,672	1,566,873	11,377,022

The accompanying notes are an integral part of these financial statements.

F-2b

PACIFIC SOFTWARE, INC.

PRO FORMA STATEMENT OF SHAREHOLDERS’ EQUITY/DEFICIT

For the quarters ended March 31, 2019

	Preferred stock			Common stock		Common Stock				Additional
						to be Issued				Paid in	Accumulated
	Shares		Amount	Shares	Amount	Shares		Amount		Capital	(Deficit)	Total
September 30, 2017	-		$-	1,946,799	$1,947	450,000		$450		$1,083,940	$(1,362,442)	$(276,105)

Shares cancelled for services				(900,000)	(900)					(8,100)		(9,000)
Issuance of accrued shares						(450,000)		(450)				(450)
Shares issued for services				623,750	624					1,246,876		1,247,500
Shares issued for advisory services				100,000	100					199,900		200,000
Shares issued for compensation				11,410,000	11,410					1,014,790		1,026,200
Shares issued for cash				1,249,500	1,250					2,497,750		2,499,000
Founders shares				4,000,000	4,000					36,000		40,000
Net loss for the year											(3,732,363)	(3,732,363)
September 30, 2018	-	-	-	18,430,049	18,430	-	-	-	-	6,071,156	(5,094,805)	994,781

Shares cancelled for services				(300,000)	(300)					(2,700)		(3,000)
Shares repurchased				(15,000)	(15)					(7,485)		(7,500)
Shares issued for compensation	1,000,000		1,000	128,000	128	10,000		10		20,274,862		20,276,000
Shares issued for services				12,500	13					24,987		25,000
Shares issued for cash				25,000	25					49,975		50,000
Dividends											(25,602)	(25,602)
Net loss for the quarter											(20,589,030)	(20,589,030)
December 31, 2018	1,000,000		1,000	18,280,549	18,281	10,000		10		26,410,796	(25,709,437)	720,650

Shares cancelled for services				(2,778,750)	(2,779)					(1,439,721)		(1,442,500)
Shares issued for compensation				163,000	163					325,837		326,000
Shares issued for services				85,000	85					169,915		170,000
Shares issued for cash				172,500	172.5					319,828		320,000
Net loss for the quarter											476,548	476,548
March 31, 2019	1,000,000		1,000	15,922,299	15,923	10,000		10		25,786,654	(25,232,890)	570,697

The accompanying notes are an integral part of these financial statements.

F-3b

PACIFIC SOFTWARE, INC.

PRO FORMA STATEMENTS OF OPERATIONS

For the quarters ended March 31, 2019 and 2018

	2019	2018
	(Unaudited)	(Unaudited)

Cash flows from operating activities:
Net Loss	$(20,112,483)	$(1,180,210)
Adjustment to reconcile net to net cash
provided by operating activities:
Preferred stock	20,602,000
Common stock
Common stock for services	197,500
Common stock for advisory services	291,000
Stock cancellation	(1,445,500)
Decrease (Increase) in assets:
Prepaid expenses	100,000
Investment in Hypersoft Ventures	(100,000)	-
Increase/(Decrease) in liabilities:
Accrued expenses	41,722	(12,457)
Accrued interest - related parties	415	(31,144)
Dividends payable	25,602	0
Net cash used in operating activities	(399,744)	(1,223,811)

Cash flows realized from financing activities:
Cancellation of common stock	(326,601)	(1,068,749)
Sale of common stock	370,000	3,004,000
Net cash realized from financing activities	43,399	1,935,251

Increase in cash and cash equivalents	(356,345)	711,440

Cash and cash equivalents at the beginning of period	934,231	4

Cash and cash equivalents at end of period	$577,886	$711,444

Supplemental information:	2018	2017
Interest paid	$-	$12,457
Taxes paid	-	-

The accompanying notes are an integral part of these financial statements.

F-4b

PACIFIC SOFTWARE, INC.

Footnotes to the PRO FORMA Condensed Financial Statements

March 31, 2019 and September 30, 2018

1.	Organization and basis of presentation

Pacific Software, Inc. (the “Company”) (OTC: PFSF) is an enterprise designer, operator, developer and licensor of transactional solutions for most industries.  It is postured for investments, mergers, acquisitions and business combinations for emerging technologies and digital platforms. The Company was incorporated in the State of Nevada on October 12, 2005 with a principal office in Carson City. The Company is in the development stage and is presently in development and testing of its premier internet portal between Brazil and China, with other targeted countries to follow. The Company’s activities are subject to significant risks and uncertainties, including failing to secure additional funding to operationalize the Company’s current technology and resources.

Basis of presentation

The accompanying interim condensed financial statements are unaudited, but in the opinion of management of Pacific Software, Inc. (the Company), contain all adjustments, which include normal recurring adjustments, necessary to present fairly the financial position at March 31, 2019 and the results of operations and cash flows for the three and six months ended March 31, 2019. The balance sheet as of September 30, 2018 is derived from the Company’s audited financial statements.

Certain information and footnote disclosures normally included in financial statements that have been prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission, although management of the Company believes that the disclosures contained in these financial statements are adequate to make the information presented therein not misleading. For further information, refer to the financial statements and the notes thereto included in the Company’s Annual Report on OTC for the fiscal year ended September 30, 2018.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expense during the reporting period. Actual results could differ from those estimates.

The results of operations for the three and six months ended March 31, 2019 are not necessarily indicative of the results of operations to be expected for the full fiscal year ending September 30, 2019.

2.	Summary of Significant Accounting Policies

Basis of Presentation –

The accompanying financial statements are prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”). The preparation of these financial statements requires our management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and related notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of management’s estimates requires the exercise of judgment. We believe the following critical accounting policies affect its more significant judgments and estimates used in the preparation of financial statements.

Development Stage Operations

The Company has operated as a development stage enterprise since its inception by devoting substantially all of its efforts to scientific research and business development.

F-5b

Election to be treated as an emerging growth company

In 2014, we elected to use the extended transition period now available for complying with new or revised accounting standards under Section 102(b) (1).  This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.  As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Going Concern

The financial statements have been prepared assuming the Company will continue as a going concern. In this its first year, the Company has incurred a net loss and negative operating cash flow. To the extent the Company may have negative cash flows in the future; it will continue to require additional capital to fund operations. The Company obtained additional capital investments under various debt and common stock issues. Although management continues to pursue its financing plans, there is no assurance that the Company will be successful in obtaining sufficient revenues to generate positive cash flow. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

For financial statement presentation purposes, the Company considers all short term investments with a maturity date of three months or less to be cash equivalents.

Accounts receivable

We estimate credit loss reserves for accounts receivable on an individual receivable basis. A specific impairment allowance reserve is established based on expected future cash flows and the financial condition of the debtor. We charge off customer balances in part or in full when it is more likely than not that we will not collect that amount of the balance due. We consider any balance unpaid after the contract payment period to be past due. There were no accounts receivable at March 31, 2019 or September 30, 2018.

Recognition of Revenues

The Company will apply paragraph 605-10-S99-1 of the FASB Accounting Standards and Codification for future revenue recognition. The Company will recognize revenue services are realized or realizable and earned less estimated future doubtful accounts. The Company will consider revenue realized or realizable and earned when all of the following criteria are met:

(1)	Pervasive evidence of an arrangement exists;
(2)	The services have been rendered and all required milestones achieved;
(3)	The sale price is fixed or determinable; and
(4)	Collectability is reasonably assured.

Deferred Taxes.

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

F-6b

ASC 740, Income Taxes, requires a company to first determine whether it is more likely than not (which is defined as a likelihood of more than fifty percent) that a tax position will be sustained based on its technical merits as of the reporting date, assuming that taxing authorities will examine the position and have full knowledge of all relevant information. A tax position that meets this more likely than not threshold is then measured and recognized at the largest amount of benefit that is greater than fifty percent likely to be realized upon effective settlement with a taxing authority.

The Federal and state income tax returns of the Company for 2016, 2015 and 2014 are subject to examination by the Internal Revenue Service and state taxing authorities for three (3) years from the date filed.

Commitments and Contingencies.

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amounts of the Company’s financial assets and liabilities, such as cash and accounts payable approximate their fair values because of the short maturity of these instruments. Our financial instruments include cash, accounts payable, and accrued expenses.

F-7b

Risk and Uncertainties

The Company is subject to risks common to companies in the service industry, including but not limited to litigation, development of new technological innovations and dependence on key personnel.

Recent Accounting Pronouncements

The Company reviewed all recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA and the SEC, and they did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

3.	Going Concern.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying financial statements, the company has no revenues, net accumulated losses since inception, and an accumulated deficit of $25,232,890. These factors raise substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the company’s ability to raise additional funds and implement its business plan. There can be no assurance that the Company will be able to obtain the additional capital resources necessary to implement its business plan or that any assumptions relating to its business plan will prove accurate. The financial statements of the Company do not include any adjustments that might be necessary if the company is unable to continue as a going concern.

4. Accounts payable and accrued liabilities

As of March 31, 2019 and September 30, 2018, the Company has outstanding $45,717 and $3,995 in accounts payable and accrued expenses directly relating to operational expenses, legal fees, and compliance fees, respectively.

5. Stockholders’ Deficit

Common Stock

The Company is currently authorized to issue 100,000,000 shares of common stock, par value $0.001 per share.

In January 2019, Company sold 72,500 shares of common stock for $145,000 or $2 per share, issued 35,000 shares of common stock for commissions. 15,000 shares of common stock were repurchased by the Company and cancelled, and 51,000 shares of common stock valued at $102,000 or $2 per share were issued as compensation to its management. In March 2019, the Company sold 100,000 shares of common stock for $200,000 cash or $2 per share, issued 50,000 shares of common stock valued at $100,000 or $2 per share, as commission, issued 112,000 shares to its management, valued at $224,000 or $2 per share, and cancelled 2,778,750 shares of common stock previously issued as compensation, commission, and consulting fees which were returned to the Company, formally dissolving the relationship between the Company and the consultant.

As of March 31, 2019 and September 30, 2018, the Company has 15,922,299 and 18,430,049 shares of common stock issued and outstanding, respectively.

Preferred Stock

The Company is currently authorized to issue 10,000,000 shares of preferred stock.

The Company authorized 3,000,000 shares of Series A Convertible Preferred stock and issued 1,000,000 shares of preferred stock during the three months ended December 31, 2018 estimated to be valued at $20 per share or $20,000,000. No preferred shares were issued during the year ended September 30, 2018.

As of March 31, 2019 and September 30, 2018, the Company had outstanding 1,000,000 and -0- shares of preferred stock.

F-8b

6.	Related party transactions

Management: In October 2017, the Company retained the services of Harrysen Mittler as a consultant. Contractually he is to receive $19,000 per month cash compensation and 30,000 shares of common stock monthly. As of March 31, 2019 the Company paid $153,000 in cash and issued shares of common stock valued at $330,000 and preferred stock estimated to be valued at $13,440,000 for his consulting services.

In March 2018, the Company retained the services of Peter Pizzino as a consultant. Contractually he is to receive $15,000 per month cash compensation and 26,000 shares of common stock monthly. As of March 31, 2019, the Company has paid $127,000 in cash and issued shares of common stock valued at $272,000 and preferred stock estimated to be valued at $6,560,000 for his consulting services.

The Company has retained the services of Dr. Wang-Chang Wong as an advisor. Contractually he is to receive 100,000 shares of common stock per year for 5 years, the shares vesting over 12 months. As of March 31, 2019, the Company issued 100,000 shares of common stock, valued at $200,000 or $2.00 per share, expensed $194,384 as advisory fees and capitalized the remaining balance of $5,616.

7.	Net income (loss) per share

Income (loss) per share is computed by dividing the net income (loss) by the weighted average number of common shares of stock outstanding during the period. Diluted income (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the income of the Company, subject to anti-dilution limitations. Basic and diluted (loss) per share were the same for the periods ended December 31, 2018 and 2017.

For the periods ended March 31, 2019 and 2018, the Company posted losses of ($1.13) and ($0.10), respectively. For the periods ended September 30, 2018, the Company posted losses of ($0.30) per basic and diluted share.

8. Income Taxes

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the net deferred taxes, as of March 31, 2019 and September 30, 2018 are as follows:

Deferred tax assets March 31, 2019 September 30 2018

Net operating loss carryforward $ 4,223,621. $ 1,069,909.

Less valuation allowance (4,223,621) (1,069,909)

Total net deferred tax assets 0 0

The federal statutory tax rate reconciled to the effective tax rate during fiscal 2018 and 2017, respectively, is as follows:

2017 2016

Tax at U.S. Statutory Rate 21.0% 21.0%

Less valuation allowance (21.0) (21.0)

0.0% 0.0%

Utilization of the Company’s net operating losses may be subject to substantial limitations if the Company experiences a 50% change in ownership, as provided by the Internal Revenue Service Code and similar state provisions.

F-9b

9. Subsequent events

HYPERSOFT VENTURES

The Company created its wholly owned subsidiary Hypersoft Ventures on October 29, 2018 with a fiscal year end of December 31st. It offered 20,000 shares of common stock for sale at $5 per share, of which none were sold. The Company also authorized 100,000,000 shares of common stock, par value $0.001 and 3,000,000 shares of Series A Preferred Stock, par value $0.001, convertible to 10 shares of common stock, par value $0.001.

On December 9, 2018, Pacific Software agreed to sell its Boapin Portal, in development with a remaining development cost of $100,000, to Hypersoft Ventures in exchange for 5,000,000 shares of common stock and a one-for-one stock issuance in Hypersoft for its common and preferred shareholders, effective December 31, 2018.

Pacific Software Inc. declared a dividend to its common and preferred shareholders - 15,601,799 common shares and 1,000,000 preferred shares of Hypersoft Ventures - which was approved as of December 31, 2018.

On April 1, 2019, two members of management converted 135,000 shares of preferred stock to 1,350,000 shares of common stock, and the Company issued 100,000 shares to its advisor, to be amortized over his year of service. As of April 1, 2019 the Company has outstanding 17,322,229 shares of common stock and 865,000 shares of preferred stock.

F-10b

INDEX TO EXHIBITS

Incorporated by reference
Exhibit	Exhibit Description	Filed herewith	Form	Period Ending	Exhibit	Filing Date
3.1	Articles of Incorporation and Certificate of Amendment	X
3.2	By-laws as currently in effect	X

SIGNATURES

Pursuant to the requirements of Section 12 of the Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

PACIFIC SOFTWARE, INC.

(Registrant)

Date: June 18, 2019

By: /s/ Harrysen Mittler

Harrysen Mittler

Chief Executive Officer,

Chief Accounting Officer,

Chairman